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                                                                      EXHIBIT 21

                                  SUBSIDIARIES

CHECK TECHNOLOGY CORPORATION AND SUBSIDIARIES

The Company's subsidiaries, all of which are wholly owned, are as follows:


           Check Technology Limited

           Check Technology France S.A.

           Check Technology Pty Limited

           GTI Holdings

           GTI Ventures